EXHIBIT 10.01

FLEXTRONICS INTERNATIONAL USA, INC.

2010 DEFERRED COMPENSATION PLAN

Award Agreement

I am pleased to inform you that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long-term incentive bonus in return for services to be rendered in the future as an employee of the Company (the “Incentive Bonus”). Unless the context indicates otherwise, capitalized terms used in this Award Agreement have the meanings given to them in the Flextronics International USA, Inc. 2010 Deferred Compensation Plan (the “Plan”).

Award Amounts

Subject to the limitations and vesting schedule described below, and subject to the terms and conditions of the Plan, your Incentive Bonus will be determined as follows.

On                     , 201    you will earn an initial Incentive Bonus equal to            percent (      %) of your annual base salary in effect on                     , 201   .

Before July 1st of each calendar year after 201   , the Company will make a determination, in its sole discretion, of the amount of your Incentive Bonus, if any, with respect to the year ending on such July 1st. Such determination will be made initially by the chief executive officer of Flextronics International Limited (the “CEO”) and is subject to approval by the Committee. The Company will notify you of such determination as soon as practicable following such determination. Subject to the Company’s discretion to increase, decrease, or eliminate your Incentive Bonus for any or no reason, you may earn an Incentive Bonus of up to thirty percent (30%) of your annual base salary as in effect on such July 1st. Your Incentive Bonus, if any, will be deemed to be earned on such July 1st.

In any year following 201   , you will be eligible to receive an Incentive Bonus only if “target” has been achieved for purposes of the bonus plan for the CEO for the Company’s most recent fiscal year. The Committee will determine in its sole discretion the measurement of “target” and whether it is achieved for any fiscal year.

From time to time, the Company may, in its sole discretion, make additional contributions to your Incentive Bonus. The Company reserves the right to amend, reduce, or eliminate your Incentive Bonus at any time with respect to any Incentive Bonus that has not been earned as of the date of such amendment, reduction, or termination. If your employment with the Company is terminated for any reason, you will not be eligible to earn an Incentive Bonus.

Credit of Awards to Deferral Account; Vesting

Your Incentive Bonus is not vested when earned and will not be paid currently to you. Instead, the amount of the Incentive Bonus will be credited to your Deferral Account as soon as practicable

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following the date it is deemed to be earned. Each year’s Incentive Bonus (if any) will be credited to a separate subaccount of your Deferral Account (an “Incentive Bonus Deferral Subaccount”). The value of an Incentive Bonus Deferral Subaccount will be subject to adjustment for hypothetical investment gains and losses, as described below.

Except as otherwise described below or as otherwise provided for in the Plan, each Incentive Bonus Deferral Subaccount will vest on the fourth anniversary of the date that the Incentive Bonus to which the Incentive Bonus Deferral Subaccount relates was earned. Prior to such fourth anniversary, the Incentive Bonus Deferral Subaccount will be unvested and be subject to forfeiture as described below. For example, the Incentive Bonus Deferral Subaccount for which the Incentive Bonus is earned on                       , 201    will become one hundred percent (100%) vested on                       , 201   , and will be entirely unvested prior to                       , 201   .

Under the Plan, any unvested Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested upon an Involuntary Separation from Service that occurs within two (2) years following a Change in Control.

If your employment with the Company is terminated for any reason, any unvested Incentive Bonus Deferral Subaccount (as determined at the end of the day of your termination) will be forfeited for no consideration.

Deferral Agreements and Payout of Your Vested Account Balance

You will be required to elect a payment schedule for each Incentive Bonus Deferral Subaccount in accordance with a form of Deferral Agreement that the Company will provide to you. You must submit a signed Deferral Agreement with respect to your initial Incentive Bonus to the Company no later than                       , 201   . The Deferral Agreement with respect to any subsequent Incentive Bonus must be submitted within a time period that will be communicated to you.

The distribution of the vested portion of your Deferral Account, if any, will be made in accordance with the terms of your Deferral Agreement(s). In the event that you do not timely submit a Deferral Agreement, or if such Deferral Agreement is otherwise invalid, the vested portion of your Deferral Account to which such invalid Deferral Agreement relates will be payable to you on the date that is six (6) months after your Separation from Service, or, if earlier, upon the date of your death if you die within six (6) months after your Separation from Service.

Once an Incentive Bonus has been deferred, you may, at the Company’s sole discretion, be permitted to elect to re-defer an Incentive Bonus Deferral Subaccount at any time that is at least twelve (12) months before the Incentive Bonus Deferral Subaccount is payable. With respect to a payment other than payments in the event of death, Disability, or Unforeseeable Emergency, any such re-deferral election must be for a period of at least five (5) years after the Incentive Bonus Deferral Subaccount was otherwise payable.

Elective Deferral of Other Compensation

Under the form of Deferral Agreement provided to you by the Company from time to time, you may be entitled to elect to defer other items of compensation payable to you by the Company, such as base salary or other bonuses. The Company will determine any such elective deferral opportunities in its sole discretion. If you are provided the opportunity to elect to defer such other compensation, such election will be effective only if you make the election on a properly completed Deferral Agreement and submit the signed Deferral Agreement to the Company before the due date that will be communicated to you. You may be eligible to elect to defer certain compensation that will be payable during the remainder of calendar year 201   .

Discretionary Make-up Match with Respect to 401(k) Matches

The Company may decide from time to time, in its sole discretion, to credit to a separate subaccount of your Deferral Account a “make-up match” to reflect limitations on any matching contribution under the Flextronics International USA, Inc. 401(k) Plan (the “401(k) Plan”). For example, the Company may decide to credit to your Deferral Account the amount by which the matching contribution to the 401(k) Plan on your behalf is reduced because you elect to defer a portion of your compensation pursuant to the Plan.

Any make-up match would be 100% vested when it is credited to your Deferral Account. The Company may, in its sole discretion, allow you to elect the terms of the deferral of any make-up match. If the Company does not allow you to elect the terms of the deferral of a make-up match, or if you do not timely submit an election to defer a make-up match, it will be payable on the date that is six months after your Separation from Service, or, if earlier, upon the date of your death if you die within six (6) months after your Separation from Service.

Deemed Investment of Deferral Subaccounts

Amounts deferred under the Plan will be credited to your Deferral Account as soon as practicable after such amount is deemed earned, or in the case of elective deferrals, as soon as possible after such amount would have been payable to you if you had not elected to defer such amount. The vested portion of your Deferral Account will be held in vested subaccount(s) that will be deemed invested in Hypothetical Investments at your direction. The unvested portion of your Deferral Account will be held in unvested subaccount(s) that will be invested in Hypothetical Investments at the Company’s direction, or, in the sole discretion of the Company, you may be allowed to direct the investment of your unvested subaccount(s); provided, however, that the Company may restrict or limit in any manner the Hypothetical Investments available for your unvested subaccount(s). The value of your Deferral Account (and each subaccount) will depend upon the performance of the Hypothetical Investments in which it is deemed to be invested. Each subaccount of the Deferral Account will be increased by hypothetical gains, and reduced by hypothetical losses, that result from the Hypothetical Investments in which the subaccount is deemed to be invested. Any portion of your Deferral Account for which you have not made a valid Hypothetical Investment election shall be deemed to be invested in a default Hypothetical Investment that the Company will designate and which may be changed at the discretion of the Company from time to time.

FICA Taxes

The Company may debit your Deferral Account for any taxes due with respect to an Incentive Bonus at the time that such taxes are required to be withheld. Generally, FICA (social security and Medicare) taxes will be withheld with respect to a deferred amount at the time of vesting.

Account Balance Reachable by Company Creditors

You understand and acknowledge that your Deferral Account will be reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that, except as provided in the Plan, you are not entitled to accelerate distributions from the Plan.

Other Agreements

The Incentive Bonus is in addition to any rights that you have under any other agreement with the Company. Any Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. This Agreement is subject in its entirety to the terms of the Plan and any applicable Deferral Agreements.

If a future change in law would, in the judgment of the Committee or Plan Administrator, likely accelerate taxation to you of amounts that would be credited to your Deferral Account under the Plan, the Company will attempt to amend the Plan to satisfy the requirements of the change in law and, unless and until such an amendment is made, the Company will cease to credit Incentive Bonuses to your account established under the Deferred Compensation Plan.

The Incentive Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss any employee. The Company may withhold from any payment under the Plan any amounts that it is required to withhold pursuant to applicable law.

Enclosed are:

1. Flextronics International USA, Inc. 2010 Deferred Compensation Plan; and,

2. Summary of the 2010 Deferred Compensation Plan.

By signing below, you represent that you have read and understand these documents and have had adequate opportunity to ask any questions about the documents. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.

If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of the State of California without regard to conflict of law rules.

Sincerely,

FLEXTRONICS INTERNATIONAL USA, INC.

Incentive Bonus Deferral Agreement

I understand and agree further that:

A. In accordance with the Award Agreement, the unvested portion of my Deferral Account shall be forfeited and terminated for no consideration if and when my employment with the Company is terminated for any reason. Under the Plan, the portion of the unvested balance of my Deferral Account that becomes vested at any time shall thereafter be accounted for in a separate vested subaccount, and any elective deferrals of my base salary and/or cash bonus shall also be accounted for in a separate vested subaccount.

B. As provided in the Plan, the Plan Administrator will have discretion over the determination of any Deferral Date (i.e., the date on which deferred compensation is credited to my Deferral Account and deemed invested in a Hypothetical Investment) and any Valuation Date (i.e., the date on which amounts in my Deferral Account are treated as withdrawn from my Hypothetical Investments).

C. I cannot change my deferral elections under Section 4 or Section5 above after                       , 201    except in accordance with the Plan and at the sole discretion of the Committee.

D. Any payment to be made by the Company or the Trust pursuant to the Plan shall be made within 90 days after the date scheduled for such payment, with the Plan Administrator retaining discretion as to the specific payment date within such 90 day period, and any payment made within such 90 day period shall be deemed to have been timely made under the Plan.

E. The Plan and the Award Agreement are incorporated into and made a part of this Deferral Agreement as though set forth in full herein. In the event there is any inconsistency between the terms of the Plan, the Award Agreement, and this Deferral Agreement, the terms of the Plan shall prevail.

F. I may re-defer amounts that would otherwise be payable under the Plan only in accordance with the Plan and at the sole discretion of the Committee.

G. I can change my beneficiary designation at any time by a writing delivered to the Plan Administrator. Such change shall be effective upon receipt by the Plan Administrator.

H. The amounts credited or debited to my Deferral Account pursuant to this Deferral Agreement shall be reflected in my Deferral Account established for me under the Plan. Such Deferral Account shall be considered unfunded for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended, and I shall rely solely on the unsecured promise of the Company for payments with respect to my Deferral Account. If the Company becomes insolvent, my Deferral Account will be subject to the claims of the Company’s general creditors.

I. The Company may deduct from my Deferral Account the amount of any expenses incurred with respect to a particular Hypothetical Investment (or corresponding actual investment of the Trust) in which my Deferral Account is or was deemed invested if the Company acquires, holds and/or disposes of a corresponding investment.

J. My rights and interests under the Plan, including amounts that I am to receive under the Plan, may not be assigned, pledged, or transferred other than to the designated beneficiary upon my death (or, if none, to my estate).

K. I waive and release the Company and its Affiliates, the Officers, the Board, the Committee and Plan Administrator, and their agents and attorneys, from any claims and liabilities (other than for gross negligence of the Company or the Committee or Plan Administrator or breach by the Company of the terms of the Plan) in connection with the Plan, Trust design, implementation or administration, my Hypothetical Investment decisions resulting in the value of my Deferral Account(s), or the selection and actions of the Trustee or any other third party providing services to the Company or the Trust in connection with the Plan or Trust, including any income taxes to me relating to or arising out of participation in the Plan and, except as otherwise provided under the Plan, any additional tax or interest payable under Section 409A of the Code, and neither the Company nor the Committee or Plan Administrator shall be liable or responsible therefor.

L. I agree that I or my Beneficiary shall pay any taxes, penalties and interest (including penalties and interest payable under Section 409A of the Code, except as otherwise provided by the Plan) that I or my Beneficiary may incur in connection with my participation in the Plan, and I further agree to indemnify the Company and its Affiliates, the Committee, the Plan Administrator, the Officers, its attorneys and the Board for such taxes, penalties and interest I incur and fail to pay and for which the Company is made liable by the appropriate tax authority, in each case, not to include taxes on any income, gains and losses of the Company from investment of the assets of the Trust that the Company has agreed to report pursuant to the Plan.

M. I waive and release the Trustee and each of its Affiliates from any loss, claims, liability or expenses imposed on or incurred by any of them as a result of any act or failure to act by the Trustee, where such act or failure to act is in accordance with directions from the Committee or Plan Administrator.

N. I assume all risk in connection with any decrease in value of my Deferral Account and neither the Company, the Committee, nor the Plan Administrator shall be liable or responsible therefor.

O. I waive any claim against the Company and its Affiliates, Committee, Plan Administrator, the Officers and the Board for any liability relating to the income tax treatment of the Plan or the Trust or any payments received under the Plan, except as otherwise provided by the Plan.

P. My participation in the Plan does not confer upon me any right or impose upon me any obligation to be employed by the Company or an Affiliate, nor does it interfere in any way with the right of the Company or an Affiliate to increase or decrease the amount of any compensation payable to me.

Q. I have read the Plan and understand the provisions therein. I have been advised by the Company to consult with counsel before I agree to participate in the Plan.

R. If, and to the extent that, the Plan or this Deferral Agreement is inconsistent with any provision of an employment agreement, bonus agreement, or similar agreement between the Company and me, the provisions of the Plan and my Deferral Agreement shall control; provided that neither the Plan nor the Deferral Agreement shall otherwise amend or alter the terms of any such agreement.

S. This Deferral Agreement and the Plan constitute the entire agreement between the Company and me and are the complete, final, and exclusive embodiment of our agreement with regard to this subject matter.

T. Disputes under the Plan are subject to binding arbitration in accordance with the Plan.